Exhibit 99.1

Execution Copy

ASSET PURCHASE AGREEMENT

AMONG

THOMSON HEALTHCARE INC.,

GLOBAL INFORMATION LICENSING CORPORATION

AND

ADVANSTAR COMMUNICATIONS INC.

DATED AS OF AUGUST 22, 2003

Schedules

1.01(a)(i)	Real Property Leases
1.01(a)(ii)	Certain Transferred Montvale Equipment
1.01(a)(iii)	Software and Computer Programs
1.01(a)(v)(A)	Certain Transferred Contracts
1.01(a)(v)(B)	Certain Excluded Contracts
1.01(a)(ix)	Websites
1.04	Certain Assumed Liabilities
3.04(a)	Financial Statements
3.05(a)	Leased Real Property
3.05(b)	Certain Permitted Liens
3.06(a)	Certain Contracts
3.06(b)	Certain Custom Project Proposals
3.06(c)	Certain Breaches
3.07	Absence of Certain Changes
3.08	Compliance with Law and Permits
3.09	Litigation
3.10	Intellectual Property
3.11	Taxes
3.12	Sufficiency of Assets
3.13(a)	Business Employees
3.13(b)	Transaction Bonuses
3.14	Environmental Matters
3.17	Circulation Data
3.18(a)	Standard Advertising Rates and Terms
3.19	Certain Intercompany Transactions
5.01	Conduct of the Business
5.06(a)	Certain Custom Projects and Meetings
5.15	Montvale Property Matters
6.02	Bonus Plans
6.09(b)	Employees with Retention Agreements
9.01(a)(v)	Certain Matters
10.3	Allocation of Purchase Price

Exhibits
A	Publications
B	Form of General Intellectual Property Assignment
C	Form of Transitional Services Agreement
D	Form of Montvale Agreement
E	Form of Release

INDEX OF DEFINED TERMS

Adjusted Purchase Price	11
Affiliate	44
Agreement	1
Applicable Law	12
Apportioned Obligations	41
Assumed Liabilities	7
Audited Balance Sheet	13
Audited Financial Statements	13
Bonus Plans	29
Business	1
business day	44
Business Employee	17
Business Material Adverse Effect	44
Buyer	1
Buyer 401(k) Plan	29
Buyer Indemnified Parties	36
Buyer Material Adverse Effect	35
Buyer’s Health FSA	33
Buyer’s Health Plans	29
Buyer’s Plans	30
Buyer’s Welfare Benefit Plans	30
CenterWatch Liabilities	7
Claims	3
Closing	8
Closing Date	9
Closing Date Payment	9
Closing Date Statement	9
Closing Working Capital	9
COBRA	30
Code	44
Competitive Activities	24
Confidentiality Agreement	23
Continuation Period	29
Contracts	2
Copyrights	3
Current Assets	11
Current Liabilities	11
Custom Projects and Meetings	1
Delayed Transferred Employee	28
DOJ	22
Editorial Material	3
Environmental Laws	17
Equipment	2
Estimated Closing Working Capital	9
Excluded Assets	4
Final Purchase Price	11
Financing	20
FTC	22
GILC	1
Governmental Entity	8
Hazardous Substances	17
HIPAA	30
HSR Act	8
including	44
Indemnified Party	37
Indemnifying Party	37
Independent Auditor	10
Information Memorandum	40
Intellectual Property	3
Intellectual Property Assignment	9
Inventory	2
Judgment	12
June 2003 P&L	13
June Financial Statements	28
knowledge	44
Leased Property	13
Liabilities	7
Liens	13
Losses	36
Montvale Agreement	9
Montvale Facility	5
Names	6
Non-Participating Employees	30
Notice of Objection	10
Other Trademarks	3
Participating Employees	30
Permits	3
Permitted Liens	13
person	44
Petty Cash	4
Post-Closing Tax Period	41
Pre-Closing Tax Period	41
Publications	1
Purchase Price	8

v

Real Property Leases	1
Retained Liabilities	8
Retention Agreements	31
Seller	1
Seller Indemnified Parties	37
Seller’s Health FSA	33
Seller’s Health Plans	30
Seller’s Plans	30
Target Working Capital	11
Taxes	16
Taxing Authority	17
Third Party Claim	37
Thomson DB Plan	29
Trademarks	4
Transaction Agreements	44
Transferred Assets	1
Transferred Contracts	2
Transferred Employees	28
Transferred Leave	32
Transferred Real Property	1
Transitional Services Agreement	9
WARN Act	32
Websites	3
Workers’ Compensation Event	31
Working Capital	11
Working Capital Difference	11

ASSET PURCHASE AGREEMENT dated as of August 22, 2003 (this “Agreement”), among THOMSON HEALTHCARE INC., a corporation organized under the laws of the State of Florida (“Seller”), GLOBAL INFORMATION LICENSING CORPORATION, a corporation organized under the laws of the State of Florida and a wholly-owned subsidiary of Seller (“GILC”), and ADVANSTAR COMMUNICATIONS INC., a corporation organized under the laws of the State of New York (“Buyer”).

INTRODUCTION

Seller wishes to sell and Buyer wishes to purchase substantially all of the tangible and intangible assets of Seller’s business conducted by Seller’s Medical Economics Communications Group, Dental Products Report Group and Veterinary Healthcare Communications Group (excluding the Excluded Assets, the “Business”), consisting of (i) the publications set forth on Exhibit A hereto (the “Publications”) and ancillary activities directly related thereto, (ii) the Central Veterinary Conference trade show and (iii) custom projects, consisting of custom publications, other print, audio and video projects, medical education meetings, conferences, symposia and other events, whether sponsored by pharmaceutical companies or paid for by practitioners, and whether or not industry or educational credits are earned, and related products and materials, in each case whether the event, product or materials are in person, print or electronic media (the “Custom Projects and Meetings”), upon the terms and subject to the conditions of this Agreement.

In consideration of the premises and the mutual covenants and agreements contained herein, Seller, GILC (solely with respect to Sections 1.01(b), 2.02 and 7.02) and Buyer hereby agree as follows:

ARTICLE I

TRANSFER OF ASSETS; ASSUMPTION OF

LIABILITIES AND PURCHASE PRICE

Section 1.01.  Transfer of Property and Assets.  (a)  At the Closing, effective as of the close of business on the Closing Date, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s and its Affiliates’ right, title and interest in and to the following assets used or held for use in the Business, as they exist on the Closing Date, but excluding the Excluded Assets (collectively, together with the Trademarks, the “Transferred Assets”):

(i)            the leases of real property in Northfield, Illinois, Lenexa, Kansas and Clayton, Missouri (the “Real Property Leases”) set forth in Schedule 1.01(a)(i) hereto, together with any leasehold improvements thereon and all other appurtenances thereto (the “Transferred Real Property”);

(ii)           (A) all furniture, computer equipment, facsimile machines, copying machines, communications equipment and other office equipment and furnishings and vehicles located at the Northfield, Illinois or Lenexa, Kansas offices of Seller and (B) all computer equipment, facsimile machines, copying machines, communications equipment and vehicles located at the Montvale, New Jersey office of Seller and set forth on Schedule 1.01(a)(ii) hereto, all other office equipment, furniture and furnishings (excluding any computer equipment, facsimile machines, copying machines and communications equipment, but not excluding telephone handsets) located at the Montvale, New Jersey office of Seller that are used or held for use primarily in the conduct of the Business or located on the second floor of such office and not being used or required to be used by any employee of Seller (collectively, the “Equipment”);

(iii)          without limiting the generality of clause (vi) below, the software and computer programs and data set forth on Schedule 1.01(a)(iii) hereto;

(iv)          all inventory and supplies, including paper, editorial material (archived or otherwise), photographs, film, printing negatives, artwork, illustrations, printing plates, promotional materials, packaging materials, sales solicitation materials, direct mail materials, labels, stationery and other production materials, wherever located, in each case used or held for use primarily in the conduct of the Business (the “Inventory”);

(v)           subject to Section 1.03, all rights under contracts, agreements, commitments, binding arrangements, leases of personal property, licenses, purchase orders, printing agreements, advertising agreements, confidentiality agreements, consulting agreements, contributor agreements, space reservations, insertion orders, binding barter arrangements and all other legally binding arrangements (“Contracts”) to which Seller is a party or to which Seller or any of the Transferred Assets is subject and in each case relating primarily to the conduct of the Business, including in any case those Contracts set forth on Schedule 1.01(a)(v)(A), and excluding in any case (i) any of the foregoing Contracts to the extent they relate to the Excluded Assets or the Retained Liabilities, (ii) the Real Property Leases and (iii) the Contracts listed on Schedule 1.01(a)(v)(B) (all such Contracts described but not excluded in this clause (v), the “Transferred Contracts”);

(vi)          all the following books, records, files and papers, whether in hard copy or computer format, in Seller’s or any of its Affiliates’ possession to the extent relating to the conduct of the Business: sales records, books of account, files, invoices, inventory records, accounting records, advertising materials, subscriber, controlled circulation, advertising, supplier and editorial contributor lists and databases (together with the right to use the names and addresses contained on such lists and databases), whether past, current or prospective, personnel and employment records (that are not subject to legal restrictions on transfer), cost and pricing information, business plans, trademark files and litigation files, and all research materials, including readership studies and advertising research, in each case other than any of the foregoing to the extent relating to the Excluded Assets or the Retained Liabilities;

(vii)         to the extent transfer is permitted under applicable law or regulation and subject to Section 1.03, all permits, approvals, franchises, licenses or other authorizations granted by any Governmental Entity that are used or held for use primarily in the conduct of the Business (excluding any relating to the occupancy and leasing of the Montvale Facility) (the “Permits”);

(viii)        all registered copyrights or unregistered copyrights used or held for use primarily in the conduct of the Business (the “Copyrights”);

(ix)           all know-how, methods and processes, inventions (whether or not patentable), discoveries, improvements and other intellectual property rights used or held for use primarily in the conduct of the Business and the URLs, domain names and Internet websites listed on Schedule 1.01(a)(ix) (the “Websites”) (but excluding all databases, technology or other assets reflected on or contained in any of Seller’s or its Affiliates’ websites that are linked to such transferred websites listed in such Schedule and not used or held for use primarily in the conduct of the Business), trade secrets, trademarks, trademark applications and trademark registrations, trade names and service names used or held for use primarily in the conduct of the Business (“Other Trademarks”) (together with databases and data collections and computer software (including source code, object code, firmware, operating systems and specifications), in each case included in the Transferred Assets, the Trademarks and the Copyrights, the “Intellectual Property”);

(x)            all articles, photographs, graphic material, illustrations and other editorial material included in any of the Publications or publications, products and materials published or distributed as part of the Custom Projects and Meetings of the Business (the “Editorial Material”) and all permissions, consents and releases related thereto;

(xi)           all rights to market, sell, publish and distribute in all media the Publications and any related products and services included in the Business (including, without limitation, list rentals and reprints);

(xii)          all rights to market and exploit the Websites;

(xiii)         accounts, notes and other receivables as of the close of business on the Closing Date to the extent relating to the Business, and any collateral or other security relating thereto and all proceeds thereof other than any such accounts, notes or other receivables due from any Affiliate of Seller;

(xiv)        all security deposits, advance payments and pre-paid expenses, in each case to the extent related to the Business and periods after the Closing Date (including all such items with respect to the Real Property Leases);

(xv)         all claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity (collectively, “Claims”) to the extent relating to any other Transferred Asset, any Assumed Liability or the Business (other than (i) any such Claims arising under insurance policies and (ii) all rights to assert Claims of Seller that Seller ever had, now has or in the future may have, whether known or unknown, relating in any way to the purchase or procurement of any goods, services or products (in each case, other than any Inventory) by, or on behalf of, the Business, in either case, at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims);

(xvi)        all petty cash located at the Northfield, Illinois and the Lenexa, Kansas offices of Seller (“Petty Cash”);

(xvii)       all subscriptions to issues of the Publications to be published after the Closing Date;

(xviii)      all assets included in the Closing Date Statement;

(xix)         all goodwill of the Business, including the right to represent oneself as the successor to the Business; and

(xx)          all other tangible and intangible personal property used or held for use primarily in the Business not of a type referred to in the foregoing clauses (i) through (xix) above or in Section 1.02, of every kind and description, wherever located, whether known or unknown (with respect to intangible assets, to the extent relating to the conduct of the Business).

It is understood that the Business does not include any Custom Projects and Meetings or other products and services, in any such case produced or sold through Seller’s Physicians World, Gardiner-Caldwell and American Health Consultants business units (which is understood not to include any Custom Projects and Meetings accredited by American Health Consultants and operated by the Business, except to the extent of any rights of American Health Consultants therein).

(b)           At the Closing, GILC shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from GILC, all of GILC’s right, title and interest in and to all trademarks, trademark applications and trademark registrations, trade names and service marks listed on Schedule 3.10, together with the goodwill associated therewith (the “Trademarks”).

Section 1.02.  Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and delivery to Buyer hereunder, any and all assets or properties not included in Section 1.01 (collectively, the “Excluded Assets”) including in any case those assets of Seller set forth below:

(i)            cash, cash equivalents, investments, securities and bank and other depository accounts, except for Petty Cash;

(ii)           any capital stock of any Affiliate;

(iii)          all Contracts, books and records, licenses and permits or goodwill to the extent related to the Excluded Assets or the Retained Liabilities;

(iv)          any assets related to any employee benefit plan in which any employees of Seller or any of its Affiliates participate;

(v)           any refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to Taxes paid or to be paid by Seller or any of its Affiliates relating to periods or portions thereof ending on or prior to the Closing Date;

(vi)          subject to Section 5.07, any records (including accounting records) related to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax records relating to the Business; provided that Buyer shall be entitled to copies of any such records (other than records related to income Taxes) that it may reasonably request;

(vii)         Seller’s corporate charter documents, minute books, stockholder records, stock transfer records, similar corporate records and corporate seal;

(viii)        Seller’s leasehold interests (and any rights related thereto) in the real property located in Montvale, New Jersey (the “Montvale Facility”) and all furniture, computer equipment, facsimile machines, copying machines, communications equipment and other office equipment and furnishings and vehicles of Seller located at the Montvale Facility (other than any such items described in clause (B) of Section 1.01(a)(ii));

(ix)           such records as relate to the negotiation and consummation of the transactions provided for in this Agreement and all records prepared in connection with the sale of the Business, including (x) bids received from third parties and analyses relating to the Business, and (y) confidential communications with legal counsel representing Seller and the right to assert the attorney-client privilege with respect to any such communications, but excluding (A) confidentiality agreements, to the extent relating to the Business and (B) any such records held by Buyer or any of its Affiliates;

(x)            all insurance policies relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies, and any claims made under any such insurance policies;

(xi)           all intercompany debts and other obligations due to Seller from any Affiliate of Seller;

(xii)          any rights to receive corporate or other services provided to the Business by Seller or any of its Affiliates;

(xiii)         except as set forth on Schedule 1.01(a)(iii), all assets comprising the computer data center in the Montvale Facility, and any and all trade secrets, proprietary information, software and computer programs and source codes, object codes, systems documentation and user manuals that form part of or have been developed in conjunction with Seller’s proprietary software systems for revenue tracking and magazine distribution and all off-the-shelf non-customized software;

(xiv)        subject to Section 5.10, the names and marks “Thomson,” “Thomson Healthcare,” “Thomson Healthcare Inc.” and the starburst design, any variations and derivations thereof, and any other logos or trademarks of Seller or any of its Affiliates, other than those set forth on Schedule 3.10 or included in Intellectual Property, in each case alone or with any other name or mark (the “Names”); and

(xv)         Seller’s rights under this Agreement and any other agreements contemplated hereby and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement, other than confidentiality agreements included in Section 1.01(a)(v).

Section 1.03.  Consents to Certain Assignments.  (a)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any asset or any claim or right or any benefit (including any Permit and any Contract) arising under or resulting from such asset if an attempted direct or indirect sale, transfer or assignment thereof, without the consent of a third party (including any Governmental Entity), would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to a Contract concerning such asset, claim or right, or would in any way adversely affect the rights of Seller or any Affiliate of Seller or, upon transfer, Buyer under such asset, claim or right.  If any direct or indirect transfer or assignment by Seller to Buyer, or any direct or indirect acquisition or assumption by Buyer of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires the consent of a third party, then such transfer or assignment or assumption shall be made subject to such consent being obtained.  Prior to Closing, Seller will use its commercially reasonable efforts to obtain the consent of all such third parties to the sale, transfer and assignment to Buyer of all Transferred Assets hereunder, to the extent required under any Contract set forth in Schedule 3.05(a) or 3.06(a), or to the extent required and reasonably requested by Buyer, any other Transferred Contract or Permit.

(b)           If any such consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, each of Buyer and Seller shall use its commercially reasonable efforts to secure such consent as promptly as practicable after the Closing and the parties shall cooperate with each other in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer shall obtain (without infringing upon the legal rights of such third party) the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement (including sub-contracting, sub-licensing or sub-leasing to Buyer) and (ii) Buyer shall assume any related economic burden (including the amount of any related Tax costs imposed on Buyer or any of its Affiliates) with respect to the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement.  In such event, (i) Seller will promptly pay to Buyer when received all monies received by Seller under any Transferred Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset and (ii) Buyer will promptly pay to Seller when received all monies received by Buyer under any Excluded Asset or any claim or right or any benefit arising thereunder.  Seller shall be responsible for all reasonable out-of-pocket expenses incurred by Buyer (with the prior written approval of Seller, such approval not to be unreasonably withheld) in connection with its and Buyer’s commercially reasonable efforts to obtain the consents pursuant to this Section 1.03; provided that, except with respect to the Real Property Leases, Seller shall not be required to pay any consideration to any third party in order to obtain the consent of such third party.

Section 1.04.  Assumption of Liabilities.  (a)  At the Closing, and effective as of the close of business on the Closing Date, Buyer shall assume and thereafter pay, perform and discharge when due and payable only the following obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (collectively, but excluding any Retained Liabilities, the “Assumed Liabilities”):

(i)            all obligations, liabilities and commitments of Seller and its Affiliates under the Transferred Contracts and Permits to the extent relating to performance thereof from or after the Closing (other than obligations, liabilities and commitments of Seller and its Affiliates to the extent attributable to any failure by Seller and its Affiliates to comply with the terms thereof prior to the Closing);

(ii)           all obligations, liabilities and commitments in respect of claims for refunds, allowances, exchanges, returns and warranty claims with respect to the Business, not to exceed $100,000 in the aggregate for all such items not reflected on Closing Working Capital;

(iii)          all obligations, liabilities and commitments assumed by Buyer or its Affiliate pursuant to Article VI hereof;

(iv)          all liabilities (including accounts payable, deferred revenue and accrued liabilities) to the extent set forth on the Closing Date Statement, including, without duplication, the obligation of Seller or its Affiliates to provide from time to time at the request of CenterWatch, a division of Seller, at no charge, the amount of advertising space in magazines included in the Business (as chosen by CenterWatch) owed to CenterWatch at Closing (which amount shall not exceed $307,000 at rate card prices) (the “CenterWatch Liabilities”); and

(v)           all other obligations, liabilities, costs, expenses and commitments set forth on Schedule 1.04.

(b)           Notwithstanding the foregoing or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and shall not assume, nor be obligated to pay, perform or discharge, any other obligations, liabilities or commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise (“Liabilities”) and whether due or to become due, of Seller or any Affiliate of Seller.  All such other Liabilities shall be retained by and remain Liabilities of Seller and its Affiliates (all such Liabilities not being assumed by Buyer being herein referred to as the “Retained Liabilities”).  Notwithstanding any provision in the Agreement or any other writing to the contrary, Retained Liabilities shall include (in each case to the extent not included in Closing Working Capital):

(i)            all Taxes imposed upon Seller or any present or former Affiliate of Seller;

(ii)           all Liabilities arising from any action, suit or proceeding relating to or arising out of the Business or the Transferred Assets that is pending on the Closing Date against Seller or any of its Affiliates before any Federal, state or local court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”), including all matters listed on Schedule 3.09;

(iii)          all Liabilities arising in connection with or in any way relating to Seller or any of its Affiliates (or any predecessor of Seller or any of its Affiliates) or any property now or previously owned, leased or operated by Seller or the Business (as currently or previously conducted), in each case, (A) which arise under any Environmental Law and (B) to the extent related to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 3.14);

(iv)          except as provided in Article VI, all Liabilities of Seller or any of its Affiliates arising under any employee benefit plan of Seller, including the Thomson Holdings Inc. Group Pension Plan, any retiree medical plan and any deferred compensation plan;

(v)           all Liabilities of Seller or any of its Affiliates to the extent relating to or arising out of the Excluded Assets; and

(vi)          all Liabilities of Seller to any of its Affiliates, other than (a) the CenterWatch Liabilities and (b) Liabilities under the Transferred Contracts.

Section 1.05.  Purchase Price.  The purchase price for the Transferred Assets is $135,000,000 (the “Purchase Price”), subject to adjustment in accordance with Section 2.04.

ARTICLE II

CLOSING AND POST-CLOSING PURCHASE PRICE ADJUSTMENT

Section 2.01.  Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Covington & Burling, 1330 Avenue of the Americas, New York, New York 10019, at 10:00 a.m. on September 30, 2003 or, if by such date the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has not expired or terminated or the June Financial Statements were not delivered by September 23, 2003, then the Closing shall be held on the later of the second business day after the expiration or termination of the statutory waiting period under the HSR

Act and the fifth business day after the delivery of the June Financial Statements, or if on any such day any other condition set forth in Article VII has not been satisfied (or, to the extent permitted, waived), two business days after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted, waived), or at such other place or on such other date and time upon which the parties may agree.  The date on which the Closing takes place is referred to herein as the “Closing Date”.  The Closing shall be deemed to be effective as of the close of business on the Closing Date.

Section 2.02.  Deliveries by Seller.  At the Closing Seller (and GILC with respect to (ii) below) shall deliver or cause to be delivered to Buyer (i) duly executed deeds, bills of sale, assignments and other instruments of transfer relating to the Transferred Assets (other than the registered Trademarks and Copyrights), (ii) a duly executed general intellectual property assignment of the Intellectual Property in the form attached hereto as Exhibit B (the “Intellectual Property Assignment”), (iii) a duly executed counterpart to a transitional services agreement in the form of Exhibit C hereto (the “Transitional Services Agreement”) and the sublease for the real property in Montvale, New Jersey in the form of Exhibit D hereto (the “Montvale Agreement”) (it being understood that the deeds, bills of sale, assignments, instruments of transfer and agreements referred to in clauses (i) and (ii) shall not require Seller to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement), (iv) the officer’s certificate referenced in Section 7.01(f), (v) the FIRPTA certificate referenced in Section 10.01 and (vi) all documents Buyer may reasonably request relating to the existence of Seller and GILC and the authority of Seller and GILC to execute, deliver and perform its obligations under this Agreement.

Section 2.03.  Deliveries by Buyer.  At the Closing Buyer shall deliver to Seller (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), of (A) the Purchase Price plus or minus (B) an estimate, prepared in good faith by Seller and delivered to Buyer at least two business days prior to the Closing Date, of any adjustment to the Purchase Price under Section 2.04 (such estimate, the “Estimated Closing Working Capital”; the Purchase Price plus or minus Estimated Closing Working Capital being hereinafter called the “Closing Date Payment”), (ii) duly executed counterparts to the deeds, bills of sale, assignments and other instruments of transfer referred to in Section 2.02, and duly executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities, (iii) a duly executed counterpart to the Transitional Services Agreement and the Montvale Agreement, (iv) the officer’s certificate referenced in Section 7.02(e) and all documents Seller may reasonably request relating to the existence of Buyer and the authority of Buyer to execute, deliver and perform its obligations under this Agreement.

Section 2.04.  Post-Closing Purchase Price Adjustment.  (a)  The Closing Date Statement.  Within 90 days after the Closing Date, Buyer shall deliver to Seller a statement (including as it may finally be adjusted pursuant to this Section 2.04, the “Closing Date Statement”) setting forth Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”), determined in accordance with GAAP applied consistently with the accounting principles, practices, methodologies and policies used in preparation of the Audited Financial Statements.  After the Closing Date, at Seller’s request, Buyer shall cause Buyer’s employees to assist Seller and its representatives in their review of the Closing Date Statement and determination of Closing Working Capital and shall provide to Seller and its representatives any information reasonably requested and access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.  After the Closing Date, at Buyer’s request, Seller shall cause Seller’s employees to assist Buyer and its representatives in their preparation of the Closing Date Statement and determination of Closing Working Capital and shall provide to Buyer and its representatives any information reasonably requested and access at all reasonable times to the personnel, properties, books and records of Seller for such purpose.

(b)           Objections; Resolution of Disputes.  Unless Seller notifies Buyer in writing within 30 days after Buyer’s delivery of the Closing Date Statement of any objection to the computation of the Closing Working Capital set forth therein (a “Notice of Objection”), the Closing Date Statement delivered pursuant to Section 2.04(a) shall be final and binding.  During such 30-day period, Seller and its representatives shall be permitted to review the working papers of Buyer relating to the Closing Date Statement.  Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include only objections based on (i) mathematical errors in the computation of the Closing Working Capital or (ii) the Closing Working Capital not having been calculated in accordance with GAAP applied consistently with the accounting principles, practices, methodologies and policies used in the preparation of the Audited Financial Statements.  Seller and Buyer acknowledge that (A) the sole purpose of the determination of the Closing Working Capital is to adjust the Closing Date Payment so as to reflect the difference between the Closing Working Capital and the Target Working Capital (as defined below) and (B) such difference can be measured only if the calculation is done using the same principles, practices, methodologies, and policies used in the preparation of the Audited Financial Statements.

If Seller provides such Notice of Objection to Buyer within such 30-day period, Buyer and Seller shall, during the 30-day period following Seller’s delivery of such Notice of Objection to Buyer, attempt in good faith to resolve Seller’s objections, including those raised in any other Notice of Objection provided by Seller during such following 30-day period.  During such following 30-day period, Buyer and its representatives shall be permitted to review the working papers of Seller and Seller’s accountants relating to any Notice of Objection and the basis therefor.  Any components or calculations making up the Closing Working Capital not objected to in a Notice of Objection shall be final and binding on the parties.  If Buyer and Seller are unable to resolve all such objections within such period, the matters remaining in dispute shall be submitted to Deloitte & Touche (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Buyer and Seller and, if Buyer and Seller are unable so to agree within 10 days after the end of such 30-day period, then Buyer and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized public accounting firm to resolve the disputed matters) (such agreed or selected firm being the “Independent Auditor”).  The parties shall instruct the Independent Auditor to render its decision within 60 days of its selection.  The resolution of disputed items by the Independent Auditor shall be final and binding, and the determination of the Independent Auditor shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The fees and expenses of the

Independent Auditor shall be borne equally by Buyer and Seller.  The final determination of the Closing Working Capital shall be final and binding on the parties.

(c)           Adjustment Payment.  The Purchase Price shall be either increased by the amount by which Closing Working Capital, as finally determined, exceeds $0 (the “Target Working Capital”) or decreased by the amount by which Closing Working Capital is less than the Target Working Capital (the Purchase Price as so increased or decreased being hereinafter called the “Adjusted Purchase Price”).  Within three business days after the Closing Working Capital has been finally determined in accordance with Section 2.04(b), (i) if the Closing Date Payment exceeds the Adjusted Purchase Price, Seller shall pay to Buyer such excess, and (ii) if the Closing Date Payment is less than the Adjusted Purchase Price, Buyer shall pay to Seller such shortfall.  Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer or Seller, as the case may be.  The Closing Date Payment, as it may be so increased or decreased, is referred to herein as the “Final Purchase Price”.  Notwithstanding anything herein to the contrary, if the absolute value of the Working Capital Difference (as defined below) is less than $50,000, then the Closing Working Capital shall be deemed to equal the Estimated Closing Working Capital for all purposes hereunder, including the calculation of the Adjusted Purchase Price.  The “Working Capital Difference” equals the Estimated Closing Working Capital minus the Closing Working Capital, as finally determined in accordance with Section 2.04(b).

(d)           Working Capital.  The term “Working Capital” means Current Assets minus Current Liabilities.  The term “Current Assets” means the total current assets, including accounts receivable, net of allowances, inventory, net of allowances, and prepaids and other current assets, of the Business constituting Transferred Assets (excluding the Excluded Assets), and the term “Current Liabilities” means the total current liabilities, including accounts payable and other accrued expenses (including any accrued vacation and any accrued salaries, bonuses, wages of Business Employees, other than any liabilities under the Retention Agreements) and deferred revenue, of the Business constituting Assumed Liabilities (excluding the Retained Liabilities), in each case calculated in accordance with GAAP in the same way, using the same accounting principles, practices, methodologies and policies, as the line items comprising total current assets and total current liabilities, respectively, on the Audited Balance Sheet.  Current Assets and Current Liabilities relating to Taxes shall not be taken into account in determining Working Capital.

(e)           Post-Closing Books and Records.  Except for the consummation of the Closing and the other transactions contemplated hereby, Buyer and Seller agree that on the Closing Date itself the Business shall be conducted in the ordinary course in a manner substantially consistent with past practice.  No changes made by Buyer after the Closing with respect to the accounting books and records of the Business shall affect the calculation of Closing Working Capital.  Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Audited Financial Statements except as a result of events occurring after the date thereof and, in such event, only in a manner consistent with the past practices of the Business.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.01.  Organization.  Each of Seller and GILC is a Florida corporation, duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or held by it, and to conduct the Business as currently conducted by it.

Section 3.02.  Authorization.  Each of Seller and GILC has the requisite corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements and all other agreements, certificates and documents contemplated hereby to be executed and delivered by Seller and GILC and to consummate the transactions contemplated hereby and thereby.  Each of Seller and GILC has taken all corporate action required by its certificate of incorporation and by-laws to authorize the execution and delivery of this Agreement, the other Transaction Agreements to which it is a party and all other agreements, certificates and documents contemplated hereby to be executed and delivered by each of Seller and GILC and to authorize the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller and GILC and is a legal, valid and binding obligation of each of Seller and GILC, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law).  The other Transaction Agreements and all other agreements contemplated hereby to be executed and delivered by either of Seller and GILC will on the Closing Date be duly and validly executed by Seller and/or GILC, as applicable, and be legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 3.03.  No Conflicts or Violations; No Consents or Approvals Required.  (a)  Neither the execution and delivery of this Agreement nor any other Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Seller or GILC or require the approval or consent of the shareholders of either Seller or GILC, (ii) conflict with or violate in any respect material to the Business, any judgment, order or decree to which Seller or any of its Affiliates is bound (“Judgment”), statute, law (including common law), rule, regulation or ordinance or other governmental requirement, applicable to Seller or GILC, the Business or any of the Transferred Assets (together with Judgments, “Applicable Law”) or (iii) result in a material violation or material breach of, or constitute a material default (or an event that with notice or lapse or time or both would constitute a material default) under any material Contract to which Seller or GILC is a party or by which any of the Transferred Assets is bound or (iv) result in the creation or imposition of any mortgage, pledge, lien or other similar encumbrance (collectively, “Liens”) on any material Transferred Assets other than Permitted Liens or Liens caused by Buyer.

(b)         No material consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by Seller and GILC or the consummation by Seller or GILC of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act or any applicable foreign competition or antitrust law and (B) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the agreements contemplated hereby.

Section 3.04.  Financial Statements.  Schedule 3.04 sets forth (i) the audited combined balance sheet as of December 31, 2002 (the “Audited Balance Sheet”) and the audited combined income statement and combined statement of cash flows of the Medical Economics Communication Group, the Dental Products Report Group and the Veterinary Healthcare Communications Group of the Seller for the year ended December 31, 2002 (together with the notes to such financial statements, the “Audited Financial Statements”); and (ii) the unaudited internally reported Profit & Loss statement of the Medical Economics Communication Group, the Dental Products Report Group and the Veterinary Healthcare Communications Group of the Seller for the six months ended June 30, 2003 (the “June 2003 P&L”).  The Audited Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis fairly present the combined financial position and results of operations and cash flows of the Business as of the dates thereof and for the periods indicated.  The June 2003 P&L has been prepared in conformity with GAAP consistently applied, except as described in Schedule 3.04.  The Audited Financial Statements may not necessarily reflect what the Business’ financial position and results of operations and cash flows would have been had the Business been a standalone entity during the period covered by such Audited Financial Statements.

Section 3.05.  Title to Transferred Assets.  Seller or GILC has (or in the case of assets arising or acquired hereafter, on the Closing Date will have) good and valid title to the Transferred Assets (other than (i) the Leased Property or any other leased or licensed asset and (ii) in the case of Intellectual Property, subject to licenses granted to third parties that are Transferred Contracts or otherwise are Transferred Assets and licenses from GILC to Seller with respect to the Trademarks and (iii) Transferred Contracts, which are the subject of Section 3.06), in each case free and clear of any Liens other than Permitted Liens.  Schedule 3.05(a) sets forth a list of all Transferred Assets that consist of real property leased by Seller (the “Leased Property”).  Seller has a valid leasehold estate in all Leased Property, free and clear of any Liens other than Permitted Liens.  As used herein, the term “Permitted Liens” means and includes (i) Liens for Taxes, assessments or governmental charges or levies not yet due and delinquent or being diligently contested in good faith (and for which adequate accruals or reserves have been established on the accounting records of the Business to the extent required under GAAP applied consistently with the Audited Financial Statements), (ii) Liens of carriers, warehousemen, mechanics, materialmen, workmen and the like arising in the ordinary course of business, (iii) easements, restrictive covenants, rights of way and other similar restrictions of record, (iv) zoning, building and other similar restrictions, (v) easements, encumbrances, encroachments and other imperfections of title, licenses or encumbrances, if any, which do not impair in any material respect the continued conduct of the Business or the continued use of the Transferred Assets in the manner currently used by Seller, (vi) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (vii) Liens set forth on Schedule 3.05(b) and (viii) in the case of Leased Property, all matters, whether or not of record, affecting the title of the lessor (and any underlying lessor) of the Leased Property.

Section 3.06.  Contracts.  (a)  Schedule 3.06(a), together with Schedule 3.05(a), sets forth a list of the following Transferred Contracts, as of the date hereof:

(i)            Contracts for the purchase by Seller of any materials, supplies, equipment or services for more than $100,000 per year;

(ii)           Contracts for the sale of any publication, product or service (excluding insertion orders) for more than $100,000 per year;

(iii)          Contracts for the purchase or improvement of any fixed or capital assets for more than $100,000;

(iv)          Contracts for the sale of any fixed or capital assets after January 1, 2002 for more than $100,000 as to any individual item or $200,000 as to any group of items in the aggregate;

(v)           Contracts with an author or editor with a guaranteed annual royalty or advance of more than $100,000;

(vi)          employment, consulting or similar agreements involving the payment of more than $50,000 in any calendar year and all severance agreements (excluding any severance policy or practice); and

(vii)         other Contracts not otherwise required to be listed in any other Schedule to this Agreement and obligating Seller to pay more than $100,000 in remaining payment obligations or containing material non-monetary obligations of, or restrictions applicable to, the Business.

(b)           To the knowledge of Seller, Schedule 3.06(b) lists, as of the date hereof, all outstanding proposals for Custom Projects and Meetings of the Business that, based on past practices or in Seller’s reasonable judgment, have been accepted by the other party thereto (whether in writing, orally, by e-mail or any other method of communications) but for which definitive agreements have not been executed.  Buyer acknowledges that any of such Custom Projects and Meetings may be terminated by the other party thereto without the receipt by the Business of any payments in respect thereof, and definitive documentation with respect to such

Custom Projects and Meetings, if any, may be on terms materially different from those set forth in such proposals or on such Schedule.

(c)           Except as set forth in Schedule 3.06(c), (i) each Transferred Contract (other than commitments for advertising) and each Real Property Lease is a valid and binding obligation of Seller, enforceable in accordance with its terms except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law), and are in full force and effect (in each case, notwithstanding any use of a name other than Seller’s name as the party holding Seller’s interest therein); (ii) neither Seller nor, to the knowledge of Seller, any other party to any of the Transferred Contracts set forth on Schedule 3.05(a) or 3.06(a) is (with or without the lapse of time or the giving of notice, or both, but without giving effect to the transactions contemplated by this Agreement) in material violation thereof or material default thereunder, (iii) as of the date hereof, to the knowledge of Seller, neither Seller nor any of its Affiliates has received any written notice of termination or cancellation in whole or in part of any Transferred Contracts set forth on Schedule 3.05(a) or 3.06(a) or any services to be delivered thereunder and (iv) all of Seller’s rights to and interest in the Transferred Contracts are held free and clear of all Liens other than Permitted Liens.

Section 3.07.  Absence of Certain Changes.  Except as set forth in Schedule 3.07, since June 30, 2003, (i) the Business has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Business Material Adverse Effect and (ii) there has not been any material damage, destruction or other material casualty loss (whether or not covered by insurance) material to the Business or any material Transferred Asset.  Except as disclosed in Schedule 3.07, since June 30, 2003 through the date of this Agreement, Seller has not taken any action that would have been prohibited by the terms of Section 5.01 (other than Section 5.01(g)) had this Agreement been in effect as of June 30, 2003 and had the consent of Buyer not been first obtained by Seller.

Section 3.08.  Compliance with Law and Permits.  Except as set forth in Schedule 3.08, (i) the Business is in compliance in all material respects with all material Applicable Laws and (ii) all Permits material to the Business are in full force and effect and no proceedings are pending or, to Seller’s knowledge, threatened that could be reasonably expected to result in the revocation, cancellation or suspension thereof.  Clause (i) of this Section shall not apply to environmental matters, as such matters are the subject of Section 3.14.

Section 3.09.  Litigation.  Schedule 3.09 lists as of the date of this Agreement each pending action, suit or proceeding against Seller or any of its Affiliates or, to Seller’s knowledge, threatened against Seller or any of its Affiliates, in each case which relates to the Business and pursuant to which a party seeks (a) more than $200,000 from Seller or any of its Affiliates or (b) injunctive relief that would reasonably be expected to have a material adverse effect on the Business or the Transferred Assets or Assumed Liabilities, taken as a whole, or prohibit the consummation of the transactions contemplated by this Agreement.  Except as set forth in Schedule 3.09, neither Seller nor any of its Affiliates is a party or subject to or in material default under any unsatisfied Judgment material to the Business that is applicable to the Transferred Assets or the conduct of the Business.

Section 3.10.  Intellectual Property.  As of the date hereof, the registered Trademarks and applications of GILC for Trademark registration are listed in Schedule 3.10.  The Trademarks and the Other Trademarks are the only trademarks, trademark applications, trademark registrations and service marks currently used by Seller or any of its Affiliates as of the date hereof primarily in the conduct of the Business, other than the Names.  Except as set forth in Schedule 3.10, Seller beneficially owns all rights necessary in connection with the conduct of the Business consistent with past practices to all material Intellectual Property (other than the Trademarks) and material Editorial Material and GILC owns all rights necessary in connection with the conduct of the Business consistent with past practices to all material Trademarks.  Except as set forth in Schedule 3.10, no claim is pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates asserting that Seller’s or any of its Affiliates’ use of the Intellectual Property material to the Business infringes the patent, trademark or copyright rights of any person in any material respect and, to the knowledge of Seller, such use of such Intellectual Property does not so infringe any such rights in any material respect.  To the knowledge of Seller, no person or entity is infringing in any material respect Seller’s or any of its Affiliates’ rights in the Intellectual Property material to the Business.  Except as set forth in Schedule 3.10 or as provided in any Contract listed in Schedule 1.01(a)(v)(A), neither Seller nor GILC has granted any material license of any kind relating to any material Intellectual Property owned by Seller or GILC, except (i) licenses from GILC to Seller with respect to the Trademarks and (ii) nonexclusive licenses to end-users and (iii) non-exclusive licenses to list management agents, digital media and marketing services providers, printers, website development and hosting providers and other third parties providing services to GILC or Seller in the ordinary course of business.  Each issue of each of the Publications published since January 1, 2002 has been imprinted with such copyright notices as conform to the copyright laws of the United States.

Section 3.11.  Taxes.  Except as otherwise provided in Schedule 3.11, (i) Seller has timely filed with the appropriate Taxing Authorities all material Tax returns required to be filed on or prior to the date hereof; (ii) Seller has paid all Taxes required to be paid on or prior to the date hereof, and as of the Closing Date, Seller shall have paid all Taxes required to be paid on or prior to the Closing Date, in each case where the non-payment would result in a Lien on any Transferred Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor; (iii) Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes (other than Taxes that are the responsibility of Buyer pursuant to Section 10.02) which arise from or with respect to the Transferred Assets or the operation of the Business and are incurred in or attributable to any tax period (or portion thereof) ending on or before the Closing Date, the non-payment of which would result in a Lien on any Transferred Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor; and (iv) no Taxing Authority has raised in writing any material issues relating to Taxes which relate to the Transferred Assets or the Business for which a Lien could otherwise be imposed after the Closing Date upon any Transferred Asset, or any other issues which could reasonably be expected to have a Business Material Adverse Effect.  As used herein, “Taxes”

shall mean all taxes payable to any Taxing Authority and any interest and penalties thereon.  As used herein, “Taxing Authority” shall mean any Governmental Entity exercising any Taxing authority or Tax regulatory authority.

Section 3.12.  Entire Business.  Except (i) for the exclusion of the Excluded Assets, (ii) as set forth in Schedule 3.12 and (iii) as contemplated by the Montvale Agreement and the Transitional Services Agreement, the Transferred Assets are sufficient to permit Buyer to conduct the Business immediately following the Closing in all material respects as it is currently being conducted.  Buyer acknowledges that Seller and its Affiliates provide to the Business corporate-level and continuing medical education program accreditation services, and other than as provided in the Transitional Services Agreement, such services will not be provided to Buyer or the Business after the Closing.

Section 3.13.  Employee Matters. (a) Schedule 3.13(a) sets forth, as of the date hereof, the name, title, base salary, and the current bonus and commission arrangement of each employee whose duties relate primarily to the Business (plus other employees of the Seller identified thereon with an asterisk) set forth in Schedule 3.13(a) (each a “Business Employee”).  The term “Business Employee” shall also include any individual hired in accordance with Section 5.01(h).

(b)         Except as contemplated by this Agreement or as described in Schedule 3.13(b), no Business Employee who becomes a Transferred Employee will become entitled to or eligible to receive from Buyer any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit as a result of the transactions contemplated by this Agreement.  Seller is not a party to any collective bargaining agreement with any labor organization covering the Business Employees.  As of the date hereof, there is not pending or, to the best of Seller’s knowledge, threatened, any strike, lock-out, work-stoppage, union-organizing effort or other labor dispute, unfair labor practice proceeding or labor arbitration proceeding involving the Business Employees.  To Seller’s knowledge, there have been no union organizing efforts by the employees of the Business with respect to Seller or its Affiliates conducted within the last three years and there are none being conducted as of the date hereof.

Section 3.14.  Environmental Matters.  To the knowledge of Seller, except as set forth in Schedule 3.14, (a) each of Seller and its Affiliates, with respect to the Business and the Transferred Assets, is in compliance in all material respects with all applicable Environmental Laws and (b) Seller and its Affiliates have not discharged, disposed of, leaked, emitted, deposited or released at, on or under any property owned, leased or operated in connection with the Business (as presently or formerly conducted) any Hazardous Substance, except in the case of (a) and (b) where the failure to so comply or such discharge, disposal, leak, emission, deposit or release would not reasonably be expected to result in a material liability to the Business.  As used herein “Environmental Laws” means all Applicable Laws relating to the environment, preservation or reclamation of natural resources, or the management, handling, use, storage, disposal, discharge, emission of, release of or exposure to pollutants, waste, chemicals, or any other toxic or otherwise hazardous substances.  As used herein “Hazardous Substances” means all those substances, materials or wastes listed, defined or regulated as hazardous, toxic or pollutants pursuant to Environmental Law and petroleum substances (including crude oil or any fraction thereof).

Section 3.15.  Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement from Buyer or any of its Affiliates, other than Banc of America Securities, whose fees and expenses shall be paid by Seller.

Section 3.16.  Receivables.  All customer accounts receivable reflected on the Audited Balance Sheet are, and all customer accounts receivable that constitute Transferred Assets, in each case in an amount greater than $50,000, arose in the ordinary course of business.  Notwithstanding the foregoing, after final determination of the Closing Working Capital, Buyer shall have no right to make any claims against Seller in respect of any breach of this Section 3.16 with respect to matters that Buyer raised, or had knowledge of and could have raised, with respect to Closing Working Capital in connection with the determination of Closing Working Capital.

Section 3.17.  Circulation.  (a) Schedule 3.17 contains circulation data and information regarding the Publications for the year ended December 31, 2002 and for the six months ended June 30, 2003.  To the knowledge of Seller, such circulation data and information is complete and correct in all material respects.  The Publications currently utilize and are eligible to receive second class mailing privileges under postal regulations in effect on the date hereof.

(b)           Seller has taken reasonable actions and precautions, in accordance with customary industry practices, to maintain the confidentiality of the information contained in the requested and paid circulation lists pertaining to the Publications.

Section 3.18.  Advertising. (a)         Schedule 3.18(a) contains a copy of the (i) standard advertising rates and terms as of the date hereof and (ii) all future standard advertising rates and terms that have been announced as of the date hereof but have not yet become effective, in each case, for each of the Publications, including any discount programs.

(b)           As of the date hereof, no more than 2% of the dollar volume of advertising committed for issues of the Publications to be published after the Closing Date deviates in any material respect from the rates and/or terms contained on Schedule 3.18(a).

Section 3.19.  Intercompany Transactions.  Schedule 3.19 contains a complete list transactions since January 1, 2002 between Seller or any of its Affiliates, on the one hand, and the Business (taken as a separate enterprise), on the other hand, in each case pursuant to which the Business has earned more than $50,000 of revenue in any calendar year.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.01.  Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of New York.

Section 4.02.  Authorization.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and all other agreements, certificates and documents contemplated hereby to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby.  Buyer has taken all corporate action required by its certificate or articles of incorporation and by-laws to authorize the execution and delivery of this Agreement, the other Transaction Agreements and all other agreements, certificates and documents contemplated hereby to be executed and delivered by Buyer and to authorize the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law).  The other Transaction Agreements and all other agreements, certificates and documents contemplated hereby to be executed and delivered by Buyer will on the Closing Date be duly and validly executed by Buyer and be legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.03.  No Violations; No Consents or Approvals Required.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate or articles of incorporation or by-laws of Buyer, (ii) conflict with or violate in any respect material to the Buyer or its ability to consummate the transactions contemplated hereby any judgment, order or decree to which Buyer or any of its Affiliates is bound or any statute, law (including common law), rule, regulation or ordinance applicable to Buyer or (iii) result in a material violation or material breach of, or constitute a material default (or an event that with notice or lapse or time or both would constitute a material default) under any material Contract to which Buyer is a party or to which it is subject.  No material consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act or any applicable foreign competition or antitrust law and (B)  those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the agreements contemplated hereby.

Section 4.04.  Litigation.  There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any arbitrator or Governmental Entity, and Buyer is not party or subject to or in default under any unsatisfied Judgment, in each case, other than those which would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and perform its obligations hereunder.

Section 4.05.  Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement from Seller or any of its Affiliates.

Section 4.06.  Financing; Solvency.  Buyer has available cash, equity financing commitments and existing borrowing facilities presently available to be borrowed that together are sufficient to enable it to consummate the transactions contemplated by this Agreement.  Correct and complete copies of any such financing commitments and facilities have been provided to Seller.  The financing required to consummate the transactions contemplated by this Agreement is collectively referred to as the “Financing”.  Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis to consummate the transactions contemplated by this Agreement.  Assuming the Closing occurred on the date hereof and the availability and utilization of the Financing on the date hereof, immediately after consummating the transactions contemplated by this Agreement, Buyer would not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

ARTICLE V

COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.01.  Conduct of the Business.  Except as set forth in Schedule 5.01 or otherwise contemplated pursuant to this Agreement, from and after the date of this Agreement until the Closing Date, Seller shall, with respect to the Business and the Transferred Assets, except as otherwise agreed to by Buyer, cause the Business to be carried on in the ordinary course in substantially the same manner as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact the Business’ material relationships with customers, suppliers and others having business dealings in the ordinary course with the Business.  Except as set forth on Schedule 5.01, without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not, and will not permit its Affiliates to:

(a)           enter into any Contract relating to the Business, any Transferred Asset (including the acquisition or disposition of any assets other than inventory and those obsolete) or any Assumed Liability that would be required to be disclosed on Schedule 3.06(a) were it in effect as of the date hereof, or permit any material changes or amendments to any such Contract or any Transferred Contract disclosed on Schedule 3.05(a) or 3.06(a), other than any Contracts entered into or changes or amendments made in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(b)           change any method of accounting or accounting practice with respect to the Business, other than those required by GAAP or that are immaterial;

(c)           (i) enter into any employment, deferred compensation, severance, retirement or other similar agreement with any Business Employee (or amend any such existing agreement), (ii) grant any severance or termination pay to any Business Employee or (iii) make any material change in compensation, severance, retirement or other benefits payable to any Business Employee, other than in the case of (i), (ii) or (iii) above, (A) in the ordinary course of business consistent with past practice, including ordinary periodic increases in salary granted generally to Business Employees, (B) to the extent required under Applicable Law, (C) grants or changes made under the Seller’s Plans that are applicable to Seller’s employees generally and (D) matters for which Seller remains liable;

(d)           license any Intellectual Property material to the Business or abandon or fail to make any available renewals of any such Intellectual Property, other than licensing of Intellectual Property in the ordinary course of business consistent with past practice;

(e)           take any actions with respect to the Publications or Custom Projects and Meetings that would have the effect of accelerating sales or revenue recognition to any pre-Closing period or deferring expenses to any post-Closing period, in each case; it being understood that finishing a project or a portion thereof ahead of schedule, shall not, in and of itself, be deemed to constitute such an action;

(f)            permit the creation or incurrence of any Lien upon any material Transferred Asset, other than Permitted Liens or Liens removed on or prior to Closing;

(g)           transfer any Business Employee to, or permit any Business Employee to be hired by, any business unit of Seller or any of Seller’s Affiliates (other than the Business); or

(h)           add any employee hired to perform services with respect to the Business to the list of employees set forth on Schedule 3.13(a) who are designated as Business Employees, except as mutually agreed between Seller and Buyer in writing.

Section 5.02.  Access.  (a)  From the date of this Agreement until the Closing Date, Seller shall give to Buyer and its representatives reasonable access during normal business hours and upon reasonable notice to Seller’s properties, books and records relating exclusively to the Business (other than the Excluded Assets which, for this purpose, shall not include the Montvale Facility).  Nothing contained in this Section 5.02 shall obligate Seller to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

(b)           After the Closing Date, in connection with the preparation for, and defense or prosecution of, any lawsuit, arbitration or other action related to the Retained Liabilities or for which a Buyer Indemnified Party is seeking indemnification from Seller hereunder, Buyer shall use commercially reasonable efforts to, upon reasonable prior notice from Seller and at no cost to Seller (other than reimbursement of Buyer’s out of pocket expenses or as provided in Article IX) (i) make the Business Employees reasonably available to Seller during normal business hours, including making Business Employees reasonably available to provide information, including discovery documentation, take depositions, and testify at any such lawsuit, arbitration or other action and (ii) cooperate with Seller in all other respects in respect thereof.

(c)           After the Closing Date, in connection with the preparation for, and defense or prosecution of, any lawsuit, arbitration or other action related to the Assumed Liabilities or for which a Seller Indemnified Party is seeking indemnification from Buyer hereunder, Seller shall use commercially reasonable efforts to, upon reasonable prior notice from Buyer and at no cost to Buyer (other than reimbursement of Seller’s out of pocket expenses or as provided in Article IX) (i) make its employees reasonably available to Buyer during normal business hours, including making its employees reasonably available to provide information, including discovery documentation, take depositions, and testify at any such lawsuit, arbitration or other action and (ii) cooperate with Buyer in all other respects in respect thereof.

Section 5.03.  Commercially Reasonable Efforts.  On the terms and subject to the conditions of this Agreement, each of Seller and Buyer will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary or appropriate to perform its obligations hereunder, to satisfy the conditions to the Closing, to consummate the transactions contemplated hereby and to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.  Seller and Buyer agree, at the reasonable request of the other, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.04.  Antitrust Notifications.  Each of Seller and Buyer shall, as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act.  Each of Seller and Buyer shall as promptly as practicable make such other filings as are necessary or advisable in other jurisdictions in order to comply with all applicable laws relating to competition and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto.  Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other applicable law, rule or regulation.  Each of Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable law, rule or regulation.  Each of Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other applicable Governmental Entity and shall comply promptly with any such inquiry or request.  Each of Seller and Buyer shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act or such other applicable law, rule or regulation for the consummation of the transactions contemplated hereby.  Buyer and Seller shall each pay 50% of the applicable filing fee with respect to the filing of the notification report form pursuant to the HSR Act.

Section 5.05.  Confidentiality.  Buyer acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the terms of a Confidentiality Agreement, dated May 28, 2003, between Buyer and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating exclusively to the Business; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller, any of its Affiliates or their respective representatives concerning Seller or any of its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.  Seller shall, on or before the Closing Date, request that, pursuant to confidentiality agreements or otherwise, any other parties to which Seller has provided confidential information or materials in respect of the sale of the Business, to promptly return or destroy such confidential information.  Notwithstanding any other provision of this Agreement and the Confidentiality Agreement, each of Buyer and Seller may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information).  Moreover, notwithstanding any other provision of this Agreement and the Confidentiality Agreement, there shall be no limitation on Buyer’s or Seller’s ability to consult any tax adviser, whether or not independent from Buyer, Seller or their Affiliates, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

Section 5.06.  Seller’s Covenant Not to Compete and Not to Solicit.   (a)  For a period of three years from and after the Closing Date, Seller shall not, and shall cause its Affiliates within The Thomson Scientific and Healthcare market groups (or any successor market group within The Thomson Corporation and its subsidiaries) not to engage directly or indirectly in the business of (i) sponsoring, endorsing, publishing or distributing in North America or Europe magazines and/or journals (in printed, web-based, electronic or other form) that derive more than 20% of their revenue from advertising and the editorial content of which is primarily focused on the professional business practice, products and services, news, recruitment or clinical specialty of any of the following: (1) general or specialist physicians and related clinicians (being pharmacists, physician assistants and nurses); (2) allied health professionals

(being dentists, laboratory technicians and veterinarians); or (3) pharmaceutical sales representatives (regardless of the percentage of revenue from advertising); (ii) producing, creating, selling, organizing or operating any Custom Projects and Meetings that serve the dental or veterinary market; (iii) providing content, services or other support for any sessions or other activities at any event held in the United States which is operated by or otherwise associated with Pri-Med Institute or any other Pri-Med person, except as directly requested by a pharmaceutical company in connection with such company’s sole sponsorship of an individual portion of such a session; and/or (iv) in conjunction with any magazine or journal described in clause (i) of this Section 5.06(a) (regardless of the percentage of revenue derived from advertising), creating, selling, organizing or operating in North America Custom Projects and Meetings which are of the same type, sponsored by the same person, and within the same therapeutic area as any Custom Project and Meeting set forth on Schedule 5.06(a), provided, that Seller’s obligation under this clause (iv) (A) shall terminate on December 31, 2004 and (B) shall not restrict Seller’s clients or Seller on behalf of its clients from purchasing and running articles or supplements consisting of content created by Seller in any journal selected by such clients (all of the foregoing restricted activities collectively, “Competitive Activities”); provided, however, that the foregoing shall not restrict (x) Seller and its Affiliates from owning or purchasing as an investment, directly or indirectly, securities or any indebtedness of any corporation or other person engaged in Competitive Activities if Seller and its Affiliates do not, directly or indirectly, beneficially own in the aggregate more than 10% of the outstanding shares or equity of such person and (y) Seller and its Affiliates from acquiring, and continuing to hold, any business or person engaged in the Competitive Activities, if, and for so long as, such Competitive Activities account for less than 25% (but no more than $40 million) of such business’ or person’s consolidated annual revenues during the year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition).  In the event Seller or any Affiliate thereof acquires any business or person, the acquisition of which would violate this Section 5.06 (but for this sentence), Seller or such Affiliate shall not be in violation of this Section 5.06 if (A) the Competitive Activities of such business or person account for less than 35% of such business’ or person’s consolidated annual revenues during the year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition) and (B) as soon as practicable, but in any event within 60 days after the closing of such acquisition, Seller or such Affiliate commences the efforts to divest, and within nine months after the closing of such acquisition, Seller or such Affiliate consummates such divestiture of, the portion of such acquired person or business required in order to comply with this Section 5.06 (without regard to this sentence).

(b)   Nothing contained within this Section 5.06 shall prevent Seller or its Affiliates from engaging in or carrying on, or owning any interest in a business that engages in or carries on, (i) the publication, sale and distribution of newsletters (including newsletters similar to those published by American Health Consultants), pharmaceutical prescribing guides such as the PDR Monthly Prescribing Guide, PDR (Physicians’ Desk Reference), and PDR Redbook, DEF, PLM and, in each case, non-journal publications and other non-journal products related thereto, research abstract publications, medical education focused materials whether or not sponsored by pharmaceutical companies, including in each case whether in written, web-based, electronic or other form, (ii) engaging in the Custom Projects and Meetings business (except as prohibited by

Section 5.06(a)(ii), (iii) or (iv)), including (A) the creation, sale and distribution of custom projects and publications, whether or not advertiser sponsored, including the PDR Custom Premium Projects, targeted at any audience, including the general physician and related clinical audiences, including pharmacists, physician assistants, nurses, dentists and veterinarians and (B) the development, sale and production of medical education or industry sponsored meetings, symposia and other events (except for conferences and/or trade shows that primarily serve the dental or veterinary markets), whether sponsored by pharmaceutical companies or paid for by practitioners, and whether or not industry or educational credits are earned, and websites, non-journal publications, and products and materials related thereto, in each case whether the event or materials are in print or electronic media, including those produced or sold through Seller’s Physicians World, Gardiner-Caldwell and American Health Consultants business units, (iv) any business in which they currently engage or conduct other than the Business, (v) the publication, sale and distribution of Health Data Management, Employee Benefit News, Current Drug Discovery and related websites, (vi) the rental of healthcare professional mailing lists, (vii) the production and sale of single sponsor publications (except as prohibited by Section 5.06(a)(ii), (iii) or (iv)); (viii) the redistribution of journals, articles or other content published by Affiliates or unrelated third parties and included on physicians portals or otherwise; (ix) the publishing of content on ndei.org, pdr.net, Medscape, any website which, among other things, provides medical and scientific information to medical and healthcare professionals as co-developed by Yahoo! Inc. and Seller, or any other similar website; (x) the contribution of content to magazines or journals owned by unaffiliated third parties, whether in print or electronic media so long as such content represents less than 5% of the total content of such magazine or journal during the six-month period that ends at the end of the month following the publication of such content in such magazine or journal.

(c)   For a period of three years after the Closing Date, Seller shall not, and shall not permit its Affiliates within The Thomson Scientific and Healthcare market groups (or any successor market groups within The Thomson Corporation and its subsidiaries) to solicit, hire, recruit, employ or receive or accept the performance of services by (collectively, “Solicit or Hire”) any Transferred Employee; provided, that (i) if a Transferred Employee is terminated without cause (as defined in Section 6.08) by Buyer or any of its Affiliates or resigns with Good Reason (as defined below) from Buyer or any of its Affiliates, Seller or any of its Affiliates may Solicit or Hire such Transferred Employee at any time after such termination or resignation or (ii) if a Transferred Employee is terminated with cause by Buyer or any of its Affiliates or resigns without Good Reason from Buyer or any of its Affiliates, Seller or any of its Affiliates may Solicit or Hire such Transferred Employee at any time after four months following such termination or resignation; provided, further, that the conduct by the Seller of a general advertising or solicitation program that is not specifically targeted at any Transferred Employee shall not be deemed a violation of the prohibition on solicitation contained in this Section 5.06(d).  To this end, as soon as practicable after the Closing Date, Seller shall establish reasonable precautions and procedures to ensure that its employees located in the Montvale Facility are aware of, and adhere to, the provisions of this Section 5.06(c).   With respect to a Transferred Employee, “Good Reason” shall mean (x) the failure of Buyer or any of its Affiliates to pay any undisputed amount due to such Transferred Employee, (y) a substantial diminution in the status, position and responsibilities of such Transferred Employee or (z) Buyer or any of its

Affiliates requiring such Transferred Employee to be based at any office or location that requires a relocation or commute greater than 50 miles from the office or location to which such Transferred Employee is currently assigned.

(d)           As used in this Section 5.06, “journal” means a multi-sponsored communication that is published on a regular basis and that includes editorial content from a wide range of authors or other sources.

Section 5.07.  Certain Services and Benefits Provided by Affiliates.  Buyer acknowledges that the Business currently receives from Seller and its Affiliates certain administrative and corporate services and benefits, including operations and information technology support, customer service, finance, accounting and payroll and back office services, financial systems, treasury services (including banking, insurance, administration, taxation and internal audit), office space, facilities and office management services, procurement services, risk management, corporate communications, general administrative services, executive and management services, legal services, human resources services and travel services.  Subject to the terms of the Transitional Services Agreement, Buyer further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Business as of the Closing Date and thereafter Seller’s sole obligation with respect to the provision of any services with respect to the Business shall be as set forth in the Transitional Services Agreement.

Section 5.08.  Access to Information.  After the Closing Date, each of the parties shall grant to the other such access to financial and Tax records and other information in their possession related to their conduct of the Business and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and to complete their tax returns and for any other reasonable business purpose, including in respect of litigation and insurance matters.  In the event that any such tax return becomes the subject of any audit or investigation, each of the parties shall give the other all reasonable cooperation, access and assistance as needed during normal business hours with respect to books and records and other financial data included in the Transferred Assets to enable such first party to defend any such audit or investigation.  Buyer and its Affiliates shall, for a period of six years after the Closing Date plus any additional time during which Seller advises Buyer that there is an ongoing tax audit or investigation with respect to such periods, keep such materials reasonably accessible and not destroy or dispose of such materials without the written consent of Seller.  Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 5.08, but no other charges shall be payable by the requesting party to the other party in connection with such requests.  Purchaser recognizes that certain records may contain information relating to Subsidiaries, divisions or businesses of Seller and its Affiliates other than the Business and that Seller may retain copies thereof.

Section 5.09.  Public Announcements.  Neither party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Laws or stock exchange rules or regulations (in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement in advance of such issuance); provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

Section 5.10.  Collections and Remittances.  After the Closing, if Seller or any of its Affiliates receive any collection, proceeds, refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit or shall cause to be remitted, such amount to Buyer at the address set forth in Section 11.02.  After the Closing, if Buyer or any of its Affiliates receive any collection, proceeds, refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Buyer promptly shall remit or shall cause to be remitted, such amount to Seller at the address set forth in Section 11.02.  After the Closing, if Buyer or any of its Affiliates receive any collection, proceeds, refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Buyer promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 11.02.  After the Closing, if Seller or any of its Affiliates receive any collection, proceeds, refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Buyer at the address set forth in Section 11.02.  In lieu of remitting payment, each of Seller and Buyer may set off any amounts otherwise required to be remitted to the other party pursuant to this Section 5.09 against any amounts owed to such party or any of its Affiliates by the other party or any of its Affiliates pursuant to this Agreement or the transactions contemplated hereby.

Section 5.11.  No Use of Certain Names.  Buyer shall within 90 days after the Closing change the Publications and subscription information, signage and stationery to discontinue use of the Names, as well as in all other information or other materials of Buyer or any of its Affiliates, including any Internet or other electronic communications vehicles (during which time Buyer and its Affiliates shall have the right to use the Names consistent with then present usage); provided, however, that the foregoing shall not require any changes with respect to any Publications printed or submitted for printing prior to the end of such 90-day period.  In no event shall Buyer or any of its Affiliates use any Names after the Closing in any manner or for any purpose different from the use of such Names by Seller during the 90-day period preceding the Closing.

Section 5.12.  Bulk Sales Law.  Buyer hereby waives compliance by Seller with the provisions of all applicable so called “bulk sales” or “bulk transfer” laws in connection with the transactions contemplated by this Agreement.

Section 5.13.  Delivery of Financial Statements.  Seller hereby agrees to deliver to Buyer, prior to the Closing, the unaudited (but reviewed by Seller’s auditors) combined balance sheet as of June 30, 2003 and June 30, 2002 and the unaudited (but reviewed by Seller’s auditors) combined income statements and combined statements of cash flows of the Medical Economics Communication Group, the Dental Products Report Group and the Veterinary Healthcare Communications Group of the Seller for the six months ended June 30, 2003 and June 30, 2002 (all such balance sheets, income statements and statements of cash flows, the “June Financial Statements”), prepared in conformity with GAAP consistently applied (except as described in the notes thereto and except for year end adjustments).

Section 5.14.  Revised Contracts Schedule.  Not later than two business days prior to the Closing Date, Seller shall deliver to Buyer a schedule listing all Contracts entered into on or after the date hereof, that would have been required to be disclosed on Schedule 3.06(a) if such Contract had been entered into prior to the date hereof.

Section 5.15.  Montvale Property Matters.  Seller and Buyer shall address the matters set forth Schedule 5.15.

ARTICLE VI

EMPLOYMENT MATTERS

Section 6.01.  Offers of Employment.  Except as provided in this Section 6.01, each Business Employee who is employed with the Business as of the close of business on the Closing Date (other than Delayed Transferred Employees, as defined below) shall be offered employment by Buyer in a comparable position (including level of responsibility, authority and location) on the terms set forth in this Article VI, commencing as of the Closing Date.  The Business Employees so hired by Buyer shall be referred to as “Transferred Employees”.  Any current Business Employee who is on disability or other leave of absence as of the close of business on the Closing Date shall be offered employment by Buyer commencing on such date as the employee’s disability or leave of absence ends; provided that such Business Employee is willing and able, under Applicable Law, to return to active work status within six months following the Closing Date.  Any Business Employee hired by Buyer under the preceding sentence shall be referred to as a “Delayed Transferred Employee”.  A Delayed Transferred Employee shall become a Transferred Employee as of the commencement of such Delayed Transferred Employee’s employment with Buyer.  Throughout this Agreement, all references to events which take place with respect to Transferred Employees as of the Closing Date shall take place with respect to a Delayed Transferred Employee as of such Delayed Transferred Employee’s commencement of employment with Buyer.  Nothing herein shall be construed as a representation or guarantee by Seller that some or all of the Business Employees will accept the offer of employment from Buyer or will continue in employment with Buyer following the Closing.

Section 6.02.  Terms of Employment.  Effective as of the close of business on the Closing Date, Buyer shall employ each Transferred Employee and pay each such Transferred Employee a base salary which is at least equal to such Transferred Employee’s base salary with

Seller immediately prior to the Closing Date.  During the one-year period following the Closing Date (the “Continuation Period”), Buyer shall continue to offer Transferred Employees base salary at least in accordance with the preceding sentence; provided that, if Buyer in good faith terminates the position held by a Transferred Employee and offers such Transferred Employee a new position, Buyer shall be permitted to offer the Transferred Employee a lower base salary.  Buyer shall assume the sales commission and bonus compensation plans listed on Schedule 6.02 (the “Bonus Plans”) and maintain such Bonus Plans for the benefit of the Transferred Employees without change for the remainder of the 2003 term to which they apply.  Buyer shall pay Transferred Employees the full amount of any bonuses or commissions earned pursuant to the Bonus Plans for the 2003 term, net of any amounts with respect thereto paid by Seller or its Affiliates; provided that the portion of the unpaid 2003 bonuses and commissions attributable to the period prior to the Closing shall be fully accrued and reflected on the Closing Date Statement.  Any portion of any bonus, commission or other incentive compensation payable to any Business Employee with respect to the period prior to Closing that is not fully accrued and reflected on the Closing Date Statement shall be paid by Seller.

Section 6.03.  Defined Benefit Plan.  No assets or liabilities with respect to the employees of Seller shall be transferred as a result of this Agreement from the Thomson Holdings Inc. Group Pension Plan (the “Thomson DB Plan”) to any plan or arrangement established by the Buyer or any other employer, and, as of the close of business on the Closing Date, the Transferred Employees shall cease to accrue additional benefits under the Thomson DB Plan.  Benefits accrued by the Transferred Employees under the Thomson DB Plan through the Closing Date shall be payable to such Transferred Employees pursuant to the terms of, and at the time and in the amounts provided under, the Thomson DB Plan.

Section 6.04.  401(k) Plan.  No later than the Closing Date, Buyer shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”).  Transferred Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including after-tax contributions and related earnings and participant loans) under the Thomson 401(k) Savings Plan to the Buyer 401(k) Plan pursuant to the terms and conditions of the Buyer 401(k) Plan and subject to Buyer being provided all information reasonably necessary to permit the recordkeeper for the Buyer 401(k) Plan to accommodate the rollovers.  Effective as of the close of business on the Closing Date, Seller shall take all actions necessary to provide that each Transferred Employee shall be fully vested in all benefits accrued by, or contributed to the account of, such employee under the Thomson 401(k) Savings Plan.

Section 6.05.  Welfare Benefit Plans.  (a)  Effective as of the close of business on the Closing Date, Buyer shall maintain or cause to be maintained, at its own expense, benefit plans to provide, from and after the close of business on the Closing Date, medical care, dental care, and vision care for the Transferred Employees (collectively, “Buyer’s Health Plans”) on terms and conditions (including, without limitation, those related to coverage and employee-paid costs) substantially equal to the medical, dental, and vision plans made available by Buyer from time to time to similarly situated employees of Buyer.  No waiting period or exclusion from coverage of any pre-existing medical condition shall apply to any such participating Transferred Employee’s (or the dependents thereof) participation in Buyer’s Health Plans after the Closing

Date, and all charges and expenses of such participating Employees, and their eligible dependents, which were applied to the deductible and out-of-pocket maximums under health plans made available by Seller to its employees (the “Seller’s Health Plans”) during the plan year of Seller in which the Closing Date falls shall be credited toward any deductible and out-of-pocket maximum applicable in the plan year of Buyer in which the Closing Date falls.

(b)   Effective as of the close of business on the Closing Date, Buyer shall provide Transferred Employees with coverage and benefits pursuant to employee benefit plans, programs, policies, and arrangements maintained by Buyer (collectively, “Buyer’s Welfare Benefit Plans”) that are, in the aggregate, not materially less favorable than those benefits provided by Buyer to similarly situated employees hired by Buyer.

(c)   Effective as of the close of business on the Closing Date, Transferred Employees who participate in Seller’s Health Plans and Seller’s welfare benefit plans (collectively, “Seller’s Plans”) according to the terms thereof (“Participating Employees”) shall cease to participate in such plans and shall commence participation in Buyer’s Health Plans and Buyer’s Welfare Benefit Plans (collectively, “Buyer’s Plans”).  No waiting period shall apply to any such Participating Employee’s (or the dependents thereof) participation in Buyer’s Plans after the Closing Date.  Transferred Employees who are not Participating Employees (“Non-Participating Employees”) shall become participants in Buyer’s Plans on the close of business on the Closing Date in accordance with, and subject to, the membership, eligibility and coverage requirements thereof.  Seller shall retain responsibility for all amounts payable by reason of claims incurred by Participating Employees prior to the Closing Date under the Seller’s Plans, and Buyer shall be responsible for all amounts payable by reason of claims incurred by the Transferred Employees after the close of business on the Closing Date under Buyer’s Plans.  For purposes of this Section 6.05, a claim shall be deemed to have been incurred on the date of the occurrence of (i) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies; or (ii) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims.

Section 6.06.  Credit for Service with Seller.  Where applicable, Buyer shall credit each Transferred Employee’s length of service with Seller or Seller’s Affiliates for purposes of determining eligibility to participate and vesting (but not for benefit accrual or benefit calculation, except as provided in Sections 6.09 and 6.10) to the same extent such service was recognized under the plan, program, policy, or arrangement of Seller that most closely resembles that to be offered by Buyer.

Section 6.07.  COBRA and HIPAA.  Effective as of the Closing, Buyer shall assume all obligations, liabilities and commitments with respect to Transferred Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar laws.

Section 6.08.  Workers’ Compensation.  Seller shall be responsible for all claims for workers compensation benefits which are incurred prior to the Closing by Transferred

Employees that are payable under the terms and conditions of Seller’s or its Affiliates’ workers compensation programs.  Buyer shall be responsible for all claims for workers compensation benefits which are incurred from and after the Closing by Transferred Employees.  For purposes of this Section 6.08, a claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”).  If the Workers’ Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller and Buyer based upon the relevant periods of time that the Workers’ Compensation Event transpired preceding and following the Closing.

Section 6.09.  Severance Liability.  (a)  General Rule.  Except as provided in subsections (b), (c), or (d), below, Transferred Employees shall be eligible to receive severance benefits under Buyer’s plans and policies on the same terms and conditions as similarly-situated employees of Buyer.

(b)   Employees with Retention Agreements.  If a Transferred Employee who has entered into a retention agreement with Seller listed on Schedule 1.01(a)(v)(B) (the “Retention Agreements”) is terminated without Cause during the three-month period beginning on the Closing Date, Buyer shall notify Seller as soon as practicable and shall not be required to provide any severance benefit to such Transferred Employee.

(c)   Other Employees.  If a Transferred Employee who has not entered into a Retention Agreement with Seller or any of its Affiliates is terminated without Cause during the three-month period beginning on the Closing Date, Buyer shall pay such Transferred Employee a severance benefit equal to two weeks’ base compensation plus an additional two weeks’ base compensation for every year of service if such Transferred Employee properly executes and does not revoke a release substantially in the form attached as Exhibit E hereto that releases Seller and its Affiliates and all of their directors, officers, and employees from any and all liability arising out of the Transferred Employee’s employment with Seller.  Seller shall reimburse Buyer for any severance benefit paid pursuant to this Section 6.09(c); provided that the aggregate total of such reimbursements shall not exceed $400,000.

(d)   Cause.  A Transferred Employee who is terminated for Cause shall not be eligible to receive a severance benefit.  For purposes of this Section 6.09, “Cause” shall mean misconduct, conviction of a felony, conviction of any crime or material dishonesty, breach of trust, or unethical business practice involving the Business, or refusal or material failure to perform material job functions (unless caused by incapacitating disability occurring after the Closing Date).

(e)   Past Service Credit.  For purposes of calculating a Transferred Employee’s severance benefit under this Section 6.09, a Transferred Employee’s length of service with Seller and its Affiliates (including any length of service recognized by Seller and its Affiliates for service performed for any business purchased by Seller and its Affiliates) shall be added to such Transferred Employee’s length of service with Buyer and its Affiliates, notwithstanding the provisions of Section 6.06.

Section 6.10.  Earned Vacation.  Buyer shall credit each Transferred Employee the amount of accrued and unpaid days of vacation, personal days earned and sick leave (the “Transferred Leave”) applicable to such Transferred Employee as of the close of business on the Closing Date (with respect to vacation, to the extent included in Closing Working Capital).  Buyer shall ensure that such Transferred Leave is not subject to forfeiture and that such Transferred Leave does not count toward any maximum accrual amount under any plan, program or policy maintained by Buyer for the purpose of providing vacation, earned time off or sick leave.  Promptly following the Closing Date, Seller shall confirm in writing to Buyer and to each Transferred Employee the amount of accrued and unpaid days of vacation, earned time off, and sick leave applicable to such Transferred Employee.  During the Continuation Period, each Transferred Employee shall accrue vacation at a rate that is at least equal to the rate at which such Transferred Employee accrues vacation under Seller’s vacation policy as of the Closing Date.  Notwithstanding the provisions of Section 6.06, after the Continuation Period, Buyer shall credit each Transferred Employee’s length of service with Seller or Seller’s Affiliates (including any length of service recognized by Seller and its Affiliates for service performed for any business purchased by Seller and its Affiliates) for purposes of determining such Transferred Employee’s rate of vacation accrual, to the extent the rate of vacation accrual under Buyer’s vacation policy is dependent upon length of service.

Section 6.11.  Administration.  Following the date of this Agreement, Seller and Buyer shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VI, including exchanging information and data relating to workers compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by Applicable Law) and in obtaining any governmental approvals required hereunder.

Section 6.12.  Employee Communications/Cooperation.  Buyer and Seller shall each use reasonable good faith efforts in making any and all filings and notices required by the IRS or the Department of Labor with respect to any transfer of assets and liabilities occurring pursuant to this Agreement.  Seller and Buyer shall use reasonable good faith efforts to cooperate with one another in making any required communications with Transferred Employees regarding any employee benefit plans, programs, policies or other benefit arrangements maintained for the benefit of such employees or the transactions contemplated by this Agreement.

Section 6.13.  WARN Act.  Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local law or regulation, and to otherwise comply with the WARN Act and any such other similar law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Closing.  Buyer shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Seller or its Affiliates that occurs prior to the Closing to constitute a “plant closing”, “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state, local or foreign law or regulation, or to create any liability or penalty to Seller or its affiliates for any employment terminations under Applicable Law.  Seller shall notify Buyer of any layoffs of any Business Employees in the 90-day period prior to the Closing Date.

Section 6.14.  Health Flexible Spending Accounts.  Buyer shall cover Transferred Employees who have elected to participate in Seller’s Health Flexible Spending Account (“Seller’s Health FSA”) under Buyer’s Health Flexible Spending Account (“Buyer’s Health FSA”) at the same level of coverage provided under Seller’s Health FSA subject to Buyer being provided all information reasonably necessary to permit the administrator of Buyer’s Health FSA to accommodate the inclusion of the Transferred Employees in Buyer’s Health FSA on the basis described herein.  Transferred Employees shall be treated as if their participation had been continuous from the beginning of Seller’s plan year in which the Closing Date falls and their existing salary reduction elections shall be taken into account for the remainder of Buyer’s plan year in which the Closing Date falls as if made under Buyer’s Health FSA.  Buyer’s Health FSA shall provide reimbursement for medical care expenses incurred by Transferred Employees at any time during Seller’s plan year in which the Closing Date falls (including claims incurred before the Closing Date), up to the amount of such Transferred Employees’ elections and reduced by amounts previously reimbursed by Seller’s Health FSA.  Notwithstanding, the foregoing, if a Transferred Employee has elected in excess of $2,500 in annual contributions to Seller’s Health FSA for the calendar year in which the Closing occurs (the “Annual Period”) but has not contributed more the $2,500 to Seller’s Health FSA for the Annual Period as of the Closing Date, Buyer may request that such Transferred Employee voluntarily elect to reduce his or her annual contribution election to not more than $2,500 for the Annual Period.  Seller shall not take any action to accelerate the rate of contributions by any Business Employee under the Seller’s FSA after the date hereof.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01.  Conditions to Buyer’s Obligation to Close.  The obligation of Buyer to purchase the Transferred Assets, assume the Assumed Liabilities and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of the following conditions:

(a)           No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the purchase of any portion of the Transferred Assets or the assumption of any portion of the Assumed Liabilities, in each case that is material, individually or in the aggregate, to the Business;

(b)           Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(c)           Seller and GILC shall have performed or complied with in all material respects the obligations required under this Agreement to be performed or complied with by it at or prior to the Closing.

(d)           The representations and warranties of Seller contained herein shall be true and correct at and as of the Closing Date as if made on and as of such date, except that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct only as of such date, in each case except for breaches as to matters that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  For purposes of this Section 7.01(d), the representations and warranties of Seller contained in this Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references to “material,” “Business Material Adverse Effect,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom; provided that the foregoing shall be construed so as not to require further disclosure than that already required to be contained in the Schedules to this Agreement in order for such representation or warranty to remain so true and correct).

(e)           Since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Business Material Adverse Effect.

(f)            Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an officer of Seller, as to the satisfaction of the conditions set forth in Sections 7.01(c), (d) and (e).

Notwithstanding the representations and warranties of Buyer in Section 4.06 on this Agreement regarding the sources of funds Buyer intends to use to consummate the transactions contemplated by this Agreement, Buyer’s obligation to purchase the Transferred Assets is in no way conditioned on the availability of such funds from any or all of such sources.

Section 7.02.  Conditions to Seller’s Obligation to Close.  The obligation of Seller and GILC to sell, transfer and assign the Transferred Assets and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller), at or before the Closing, of the following conditions:

(a)           No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the purchase of any portion of the Transferred Assets or the assumption of any portion of the Assumed Liabilities, in each case that is material, individually or in the aggregate, to the Business.

(b)           Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(c)           Buyer shall have performed or complied with in all material respects the obligations required under this Agreement to be performed or complied with by it at or prior to the Closing.

(d)           The representations and warranties of Buyer contained herein (other than in the last sentence of Section 4.06) shall be true and correct in all material respects at and as of the Closing Date as if made on and as of such date, except that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct in all material respects only as of such date, in each case except for breaches as to matters that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(e)           Since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a material adverse effect on the financial condition or results of operations of Buyer and its subsidiaries, taken as a whole, or the ability of Buyer to consummate the transactions contemplated by this Agreement, excluding in any case any effects to the extent resulting from (i) changes in the United States economy in general, (ii) changes in Buyer’s industry in general and not specifically relating to Buyer (other than any change in Applicable Law after the date hereof, excluding any such change that has been proposed and is pending in Congress or any federal, state, local or foreign legislative or rule-making body) or (iii) the execution of this Agreement or any of the agreements or other documents contemplated hereby and the consummation of the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

(f)            Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Buyer, as to the satisfaction of the conditions set forth in Sections 7.02(c) and 7.02(d).

Section 7.03.  Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.03.

ARTICLE VIII

TERMINATION

Section 8.01.  Termination.  (a)  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)            by mutual written consent of Buyer and Seller;

(ii)           by Seller if any of the conditions set forth in Section 7.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii)          by Buyer if any of the conditions set forth in Section 7.01 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

(iv)          by either of the parties if the Closing shall not have occurred by November 30, 2003; provided that if at such date the Closing cannot occur because any regulatory approval has not been obtained which is required as a condition to Closing, then such final date shall be extended until such condition can be satisfied, but such extension shall not last more than 60 days;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)           In the event of termination by Seller or Buyer pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)            Buyer shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to Seller all documents and other material received from Seller or any of its Affiliates or representatives relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof; and

(ii)           all confidential, proprietary or nonpublic information received by Buyer, its directors, officers, employees, agents, representatives or advisors with respect to the businesses of Seller and its Affiliates (including the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 8.02.  Effect of Termination.  Upon termination of this Agreement, the undertakings of the parties set forth herein shall forthwith be and become of no further force and effect and such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that Sections 5.09 (Public Announcements), 8.01 (Termination), 8.02 (Effect of Termination), Article XI (Miscellaneous) and rights and remedies for any breaches of any covenant, agreement, representation or warranty contained in this Agreement prior to its termination shall survive any such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.01.  Obligation of Parties to Indemnify.  (a)  Indemnification by Seller. Subject to the limitations set forth in Section 9.03, Seller shall indemnify Buyer and its Affiliates (the “Buyer Indemnified Parties”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable expenses of investigation, enforcement against the other party hereto and any third parties and collection and reasonable third-party legal fees and expenses, excluding in each case any matter to the extent insurance recovery has been received (collectively, “Losses”), to the extent arising or resulting from any of the following:

(i)            the failure of Seller to pay, perform or otherwise discharge when due and payable the Retained Liabilities;

(ii)           any breach of any covenant of Seller contained in this Agreement;

(iii)          any breach of any representation or warranty made by Seller in this Agreement, other than Section 3.15; and

(iv)          any breach of any representation or warranty contained in Section 3.15; and

(v)           the matters set forth on Schedule 9.01(a)(v);

(b)           Indemnification by Buyer.  Subject to the limitations set forth in Section 9.03, Buyer shall indemnify, Seller and its Affiliates (the “Seller Indemnified Parties”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(i)            the failure of Buyer to pay, perform or otherwise discharge when due and payable the Assumed Liabilities

(ii)           any breach of any covenant of Buyer contained in this Agreement;

(iii)          any breach of any representation or warranty made by Buyer contained in this Agreement, other than Section 4.05;

(iv)          any breach of any representation or warranty made by Buyer contained in Section 4.05; and

(v)           all obligations, liabilities and commitments of Buyer or any of its Affiliates in respect of the operation or conduct of the Business from and after the Closing (except to the extent constituting a Retained Liability or otherwise indemnifiable by Seller pursuant to Section 9.01(a)).

(c)           No Qualifiers.  For purposes of Sections 9.01(a) and (b) above, the amount of Losses arising or resulting from any misrepresentation or breach of representation or warranty (but not the existence thereof) shall be determined without regard to any qualifications or exceptions relating to materiality and, accordingly, all references to “material,” “Business Material Adverse Effect,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom.

Section 9.02.  Indemnification Procedures.  (a)  If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article IX (a “Third Party Claim”) and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 45 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense, appeal or settlement proceedings thereof.  If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume and control the defense, appeal or settlement proceedings of the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred that the Indemnified Party in connection with the defense thereof.  In any case the Indemnifying Party shall have the right to participate in such defense, appeal or settlement proceedings.  Notwithstanding the foregoing, (a) the Indemnifying Party shall not be permitted to assume control of any defense, appeal or settlement proceeding with respect to any Third Party Claim unless, prior to assuming such control, the Indemnifying Party acknowledges in writing to the Buyer Indemnified Party that the Indemnifying Party would have indemnity obligations pursuant to this Article IX (to the extent provided under this Article IX) for any Losses of the Buyer Indemnified Parties resulting from such Third Party Claim; and (b) the Indemnifying Party shall not be entitled to assume or maintain control of any defense, appeal or settlement proceeding with respect to any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party upon the terms set forth herein (1) if the Third Party Claim is a criminal proceeding, action, indictment or investigation, (2) to the extent the Third Party Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party that is material to its business or (3) if the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim using commercially reasonable efforts and has not cured such failure within 20 days of receiving notice thereof from the Buyer Indemnified Party.  So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing by the Indemnified Party or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement does not expressly and unconditionally release the Indemnified Parties from all liabilities and obligations with respect to such Third Party Claim or provides for equitable relief against the Indemnified Party, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  The parties will use their best efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense, appeal or settlement proceedings and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 9.03.  Limitations on Indemnification.  (a)  Notwithstanding anything in this Agreement to the contrary, (i) Seller shall not have any liability under clause (iii) of Section 9.01(a), and Buyer shall not have any liability under clause (iii) of Section 9.01(b), in each case, unless the aggregate liability for Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, thereunder exceeds $2,500,000, and then, subject to the following clause (ii), to the extent of the full amount of such Losses, (ii) the aggregate liability of Seller or Buyer, as the case may be, under clause (iii) of Section 9.01(a) or 9.01(b) shall not in either case exceed 40% of the Final Purchase Price, (iv) no party shall be responsible, pursuant to Sections 9.01(a) and (b), for any indemnifiable Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, to the extent arising out of any breach of any representation or warranty or covenant or agreement of such party herein unless a claim therefor is asserted with specificity and in writing by the Indemnified Party, failing which such claim shall be waived and extinguished, (v) no party shall be responsible for any indemnifiable Loss suffered by an Indemnified Party to the extent arising from (A) a change in accounting or taxation law, policy or practice made after Closing, other than a change required to comply with any law, policy or practice in effect at the date hereof, or (B) any legislation not in force at Closing or any change of law or administrative practice which takes effect retroactively or occurs as a result of any increase in the rates of taxation in force at the date hereof and (vi) no party shall be responsible for any indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable, so long as the claim for such Loss was timely submitted pursuant to the provisions of this Article IX.  The written waiver of any condition to Closing with respect to any inaccuracy of any representation or warranty or any failure to perform or comply with any covenant or agreement shall be deemed a waiver of the right to indemnification under this Article IX with respect to such inaccuracy or failure to perform or comply.

(b)           Buyer acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in Article III or the Montvale Agreement, there are no representations or warranties of Seller or any other person either expressed or implied with respect to the Business, the transactions contemplated hereby or the Transferred Assets or Assumed Liabilities, individually or collectively.  Without limiting the foregoing, Buyer acknowledges that Buyer, together with its advisors, has made its own investigation of the Transferred Assets, the Assumed Liabilities and the Business and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the Businesses, except as expressly provided in this Agreement.  Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except as expressly provided in this Agreement or the Montvale Agreement, neither Seller nor any of its Affiliates makes any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including merchantability of fitness for a particular purpose.  Buyer acknowledges and agrees that it shall obtain rights in the Transferred Assets in their present condition and state of repair, “as is” and “where is”, except as expressly provided in this Agreement.  Except as expressly set forth in this Agreement or any other Transaction

Agreement, Buyer acknowledges and agrees that it shall have no claim or right to indemnification pursuant to this Article IX (or otherwise) with respect to any information, documents or materials furnished to or for Buyer by Seller, any of its Affiliates, or any of its or their officers, directors, employees, agents or advisors, including the Confidential Information Memorandum dated July 2003 (the “Information Memorandum”) regarding the Business provided to Buyer and any information, documents or material made available to Buyer in any “data room”, management presentation or any other form in expectation of the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud).

(c)           Buyer further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Business, the transactions contemplated hereby and the Transferred Assets (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) that it or any other Buyer Indemnified Party may have against Seller or any of its Affiliates arising out of this Agreement and under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation, and Liability Act (except pursuant to the indemnification provisions set forth in this Article IX).

Section 9.04.  Survival of Representations, Warranties and Covenants.  The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 9.01(a) and (b) and shall terminate at the close of business 18 months following the Closing; provided that representations and warranties set forth in Sections 3.02 (Authorization), 3.05 (Title to Transferred Assets) (other than the second sentence thereof), 3.14 (Environmental) and 4.02 (Authorization) shall terminate at the close of business six years following the Closing and the representations and warranties set forth in Section 3.11 (Taxes) shall terminate as of the close of business three years following the Closing. Except as set forth in the following sentence, the covenants and agreements of the parties hereto shall remain in full force and effect in accordance with their terms until fully performed or fulfilled.  Without limiting the effect of Section 7.01(d) or Section 7.02(d), no party shall have any liability or obligation of any nature with respect to the breach of any covenant or agreement contained herein as a result of which Section 7.01(c) or 7.02(c), as applicable, shall not have been satisfied if written notice identified as a “Notice of Breach” describing such breach is delivered to such party in accordance with this Agreement prior to the Closing and the Closing shall have occurred.  No party shall have any liability or obligation of any nature with respect to any inaccuracy or breach of any representation or warranty if written notice describing such inaccuracy or breach is not delivered to such party in accordance with this Agreement prior to the termination or end of survival thereof.

ARTICLE X

TAX MATTERS

Section 10.01.  FIRPTA.  Seller shall deliver to Buyer at the Closing a duly executed certificate in the form specified in Treas. Reg. Section 1.1445-2 (b)(2)(iii).

Section 10.02.  Transfer Taxes.  Buyer shall pay all sales, documentary, use, registration, deed, excise and transfer taxes and related fees (including any penalties, interest or additions to such taxes) arising from the transfer of the Transferred Assets or otherwise in connection with this Agreement.

Section 10.03.  Allocation of Purchase Price.  The Purchase Price shall be allocated among the Transferred Assets in accordance with the fair market values detailed in Schedule 10.3 hereof.  Seller and Buyer agree to report the allocation as provided in the applicable sections of the Code and the rules and regulations promulgated thereunder and in accordance with such allocation and agree to prepare and file all income tax returns in a manner consistent with such allocation.  Any subsequent adjustments to the Purchase Price shall be allocated in accordance with this Section 10.03.

Section 10.04.  Apportioned Obligations.  All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period prior to the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.  Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with this Section 10.04.  Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 10.04, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

ARTICLE XI

MISCELLANEOUS

Section 11.01.  Expenses.  Each of the parties hereto shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.

Section 11.02.  Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given

(a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that receipt of the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

Notices to Seller:

Thomson Healthcare Inc.
5 Paragon Drive
Montvale, NJ 07645
Attention: Chief Financial Officer
Facsimile: (201) 722-2687

with copies to:

The Thomson Corporation
Metro Center, One Station Place
Stamford, CT 06902
Attention: General Counsel
Facsimile: (203) 969-8779

and

Covington & Burling
1330 Avenue of the Americas
New York, New York 10019
Attention: J. D. Weinberg
Facsimile: (212) 841-1010

Notices to Buyer:

Advanstar Communications Inc.
545 Boylston Street, 9th Floor
Boston, Massachusetts 02116
Attention: Chief Executive Officer
Attention: General Counsel
Facsimile: (617) 267-6900

with copies to:

DLJ Merchant Banking Partners
11 Madison Avenue
New York, New York 10010
Attention: Ivy Dodes

Facsimile: (212) 325-8256

and

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Nancy L. Sanborn
Facsimile: (212) 450-3800

Either party may, by notice given in accordance with this Section 11.02, specify a new address for notices under this Agreement.

Section 11.03.  Entire Agreement; Amendment; Waiver.  This Agreement and the exhibits and schedules annexed hereto, the other Transaction Agreements and the Confidentiality Agreement, constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto.  This Agreement may be amended only in a writing signed by both parties hereto.  Any provision of this Agreement may be waived only in a writing, which writing may be signed only by the party granting such waiver.  No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

Section 11.04.  Severability.  In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 11.05.  Assignment.  Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 11.05 shall be void.

Section 11.06.  Interpretation.  Any matter set forth in any provision, subprovision, Section or subsection of the Schedules hereto shall be deemed set forth for all purposes of the other Schedules to the extent relevant.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  The descriptive headings of the several Articles and Sections of this Agreement and the Schedules to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles”,

“Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

For all purposes hereof:

“Affiliate” of any party means any person or entity controlling, controlled by or under common control with such party.

“business day” means any day on which banks are not required or authorized to close for business in New York City other than Saturday or Sunday.

“Business Material Adverse Effect” means a material adverse effect on the Transferred Assets or Assumed Liabilities, taken as a whole, financial condition or results of operations of the Business or the ability of Seller or GILC to consummate the transactions contemplated by this Agreement, excluding in any case any effects to the extent resulting from (i) changes in the United States economy in general, (ii) changes in the Business’s industry in general and not specifically relating to the Business (other than any change in Applicable Law after the date hereof, excluding any such change that has been proposed and is pending in Congress or any federal, state, local or foreign legislative or rule-making body) or (iii) the execution of the Agreement (including the identity of Buyer) or any of the agreements or other documents contemplated hereby and the consummation of the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“GAAP” means U.S. generally accepted accounting practices.

“including” means including, without limitation.

“knowledge” of Seller means the actual knowledge of Rick Noble, Paul Hilger, Terrence Meacock and Ray Glick, Carol Jaxel, Jeff Forster, Michael Velthaus, Catherine Rothbard, Becky Turner Chapman and Dolph Sharp.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Transaction Agreements” means this Agreement and the other documents referenced in Section 2.02 (other than clauses (iv), (v) and (vi) thereof).

Section 11.07.  Limitations on Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable for special, indirect, incidental, punitive or consequential damages of the other party (including damages for loss of business profits, lost opportunities business interruption or any other loss), whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages; provided that nothing in this Section 11.07 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for Third Party Claims.

Section 11.08.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Section 11.09.  Jurisdiction.  Each party irrevocably agrees that any legal action, suit or proceeding against either of them with respect to its obligations or liability under or arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) may be brought only in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the state courts of New York located within New York County, so long as one of such courts shall have subject matter jurisdiction over such legal action, suit or proceeding (and the parties hereto shall not take the position that any such court does not have subject matter jurisdiction), and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such legal action, suit or proceeding, and each party irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

Section 11.10.  Service of Process.  Each of the parties hereto irrevocably consents to the service of any and all legal process, summonses, notices and other documents which may be served in any action, suit or proceeding referred to in Section 11.09 above, which service may be made by mailing a copy of such process by certified or registered mail, postage prepaid, to the party to be served at its address as provided in Section 11.02 hereof, with such service to be effective upon receipt.

Section 11.11.  Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.11.

Section 11.12.  No Third-Party Beneficiaries.  Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder; provided, however, that Buyer’s agreement to the provisions of Article VI is given by Buyer on the express understanding that if Buyer is in breach of any of the provisions thereof, Seller may, in its absolute discretion and without limitation, seek to enforce compliance with such provisions by Buyer by applying to a court of competent jurisdiction for damages and/or specific performance; provided further that Buyer expressly agrees that Seller may seek to enforce Buyer’s compliance with the provisions of Article VI for the benefit of any Business Employee (or beneficiary or dependent thereof) notwithstanding that Seller may not itself have suffered any actual damages as a result of Buyer’s noncompliance.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or the state courts of New York located in New York County, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THOMSON HEALTHCARE INC.

By:	/s/ Rick Noble
Name: Rick Noble
Title: President & CEO

GLOBAL INFORMATION LICENSING CORPORATION

(solely with respect to Sections 1.01(b), 2.02 and 7.02)

By:	/s/ James R. Schurr
Name: James R. Schurr
Title: President

ADVANSTAR COMMUNICATIONS INC.

By:	/s/ Robert L. Krakoff
Name: Robert L. Krakoff
Title: Chairman & CEO